Exhibit 99.1

News Release

Media Contacts:
Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000
Investor Relations:
Neala Clark	(816) 467-3562

AQUILA ADVANCES STRATEGY FOR FINANCIAL RECOVERY

Settles with Sureties; Moves to Terminate Prepaid Natural Gas Supply Contracts;
Continues Exit from Merchant Services Activities

Webcast Scheduled for 5 p.m. EDT

        KANSAS CITY, MO., July 19, 2004 – Aquila, Inc. (NYSE: ILA), continuing the financial recovery strategy that has refocused the company on its regulated utility business, today said it has reached an agreement with two sureties, Chubb Group of Insurance Companies and St. Paul Travelers. These companies had sought the discharge of their guarantees of four prepaid natural gas supply contracts. The four contracts covered by the settlements represent 92 percent of Aquila’s prepaid natural gas obligations.

        The contracts are between Aquila Merchant Services (AMS), an unregulated business the company is exiting, and two parties – American Public Energy Agency (APEA) and the Municipal Gas Authority of Mississippi (MGAM). The agreement settles the company’s long-standing litigation with two Chubb companies, Federal Insurance Company and Pacific Indemnity Company, and a demand by St. Paul Travelers to support its surety bonds.

        “The actions announced today are an important milestone in our long-term strategy to establish Aquila as a financially strong, regulated utility focused on meeting the needs of its customers for safe, reliable energy,” said Richard C. Green, Aquila’s chairman and chief executive officer. “While much hard work remains, these initiatives are an important step toward improved financial performance in the years ahead.”

        Aquila will provide $485 million to Chubb in support of the surety bonds for two contracts with APEA. Aquila and Chubb jointly filed with the U.S. District Court for the Western District of Missouri to dismiss the current litigation between the two companies.

        To support the St. Paul Travelers surety bond on the MGAM contract, Aquila will provide $90 million to St. Paul Travelers. This settlement further requires that Aquila will immediately provide $25 million in support of the surety bond executed by St. Paul Travelers on another APEA contract and take additional actions in the coming months to support the remaining position under this bond.

        Separately, Aquila said it is initiating a process to terminate three prepaid natural gas supply contracts in its unregulated business portfolio. Two of the contracts are with APEA and one is with MGAM. As part of that process it is offering to make arrangements for an alternate gas supplier who can continue supplying natural gas to APEA and MGAM. The contracts are structured to address the situation where AMS terminates deliveries of natural gas and the public agencies consequently would be financially protected by the surety bonds. The eventual termination of these three contracts represents 75 percent of Aquila’s prepaid natural gas supply contract obligations.

        Aquila’s regulated utility operations in Nebraska, serving natural gas to 190,000 customers, will not be affected by the contract terminations with Lincoln, Neb.-based APEA. Steve Pella, vice president of Aquila’s utility operations in Nebraska said: “There is absolutely no effect on our utility customers. Our Nebraska utility will continue to deliver safe, reliable service as we have for nearly 75 years. As required by regulations, we have always operated our utility business separate and apart from the activities of AMS.”

        The company also said it plans to amend its shelf registration statement with the Securities and Exchange Commission (SEC), which currently provides the company standing authority to issue up to $712.5 million in securities. The amendment consists of purely technical changes. The company also plans to file applications with the Federal Energy Regulatory Commission (FERC) and with state regulatory agencies to allow alignment with the SEC shelf registration statement and ensure capital market access.

        The company’s repositioning and recovery strategy has included eliminating merchant energy purchase and supply arrangements, pursuing regulated revenue increases, settling litigation relating to its unregulated business, and raising more than $3.3 billion through sales of non-core assets over the last two years. On May 31, 2004, Aquila completed the sale of its Canadian utility assets to Fortis Inc., marking its final major sale and a return of the company to being a domestic-only company.

        Additional details on these developments will be discussed during a webcast scheduled for 5 p.m. (EDT), Monday, July 19, 2004. Participants will include Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Investors” for a link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, replays will be available for two weeks, beginning approximately two hours after the presentation.

        Replays also will be available by telephone through July 26, 2004 at (800) 405-2236 in the United States, and at (303) 590-3000 for international callers. Callers must enter the access code 11003073 when prompted.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. More information is available at www.aquila.com.

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